Exhibit 99.1

eMagin Announces Third Quarter 2014 Financial Results

BELLEVUE, Wash. – November 13, 2014 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the third quarter ended September 30, 2014.

Andrew G. Sculley, President and CEO, stated, “In the quarter, we completed the install of equipment for producing ultra-high brightness direct-patterned displays, we made improvements to the clean room and we performed scheduled maintenance on both of our OLED deposition tools, which had been overdue. These were important accomplishments but resulted in fewer production days which impacted revenues. The clean room improvements and the OLED deposition tool maintenance have already contributed to improved yield and we expect improved yield in the coming quarters. We also made impactful additions of other new equipment which has automated some production processes that were previously done manually. As a result, we were able to maintain our gross margin on a sequential basis from the second quarter despite lower volumes and expect our bottom-line performance to improve going forward.

Mr. Sculley added, “We continue to work through the Q1 stop ship event with three of our customers. For the first customer shipments resumed in Q2 with no loss of revenue. Shipments to the second customer have resumed with the delivery of parts using a modified manufacturing process for qualification and test by our customer. Qualification of these displays was successfully completed and volume production has resumed. While we expect no loss of overall volume for this customer, some originally scheduled for 2014 will extend into 2015.  For the third customer, we have delivered a product with a different packaging design that has successfully completed eMagin’s internal qualification process. Once the customer completes qualification of those parts in their system, we expect deliveries to begin in 2015.”

“We made significant progress in several critical areas during the third quarter. First, we continued making great strides toward production of ultra-high brightness OLED microdisplays above 10,000 nits. This accomplishment will help to accelerate the penetration of our OLED microdisplays into new markets such as avionics and consumer headset applications. Additionally, we produced prototypes of ultra-high brightness direct patterned displays which we are demonstrating to our customers. eMagin is leading the industry in this effort for direct patterned OLED at micro-display pixel sizes. Also, we have begun work on a number of new R&D contract awards that will further increase our quarterly R&D contract revenue as well as accelerate our leadership in the development of ultra-high brightness OLED microdisplays. Historically, these government R&D contract awards have been instrumental in fueling our growth and we are excited about the resurgence of this activity.”

“Finally, we just announced our development of a new virtual reality immersive head-mounted display “IHMD” that has 2K by 2K resolution, a wider (over 100 degree) field of view, and superior performance and human factors characteristics compared to any IHMD available today. We expect to have a working prototype available for demonstrations in early 2015,” concluded Mr. Sculley.

Quarterly Results

Revenues for the third quarter of 2014 were $5.7 million versus $6.3 million for the third quarter of 2013. Product revenues (primarily display sales) totaled $5.2 million, 10% less than third quarter last year. A scheduled maintenance period reduced the number of production days in the quarter. There was no maintenance period in third quarter last year. Also, a couple customers delayed delivery dates which postponed revenue to fourth quarter. Average selling price increased 22% and displays shipped decreased 29% from third quarter last year. The increases in average selling price were a result of changes in product and customer mix. R&D contract revenues increased to $529,000 from $62,000 last quarter but were $30,000 less than third quarter last year. eMagin announced an expected rebound in R&D contract revenues in the coming quarters due to certain new contract awards it has received.

Gross margin for the third quarter was 31 percent on gross profit of $1.7 million compared to a gross margin of 35 percent in the same quarter last year and flat with the second quarter of 2014. The decline in gross margin from third quarter last year was primarily due to lower production volume and lower product revenue, offset somewhat by decreases in manufacturing expenses.

Operating expenses for the third quarter of 2014 decreased to $2.8 million from $3.3 million in third quarter last year and $3.2 million last quarter. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses decreased to $1.0 million from $1.2 million in the year-ago quarter. The decrease was due primarily to the requirements of the respective R&D contracts being worked on in the quarter. SG&A expenses decreased to $1.8 million from $2.0 million in the year ago quarter primarily due to decreases in salary and other headcount related expenses. Total headcount for the Company decreased during the third quarter.

Operating loss for the third quarter decreased to $1.0 million from $1.1 million in third quarter last year. Net loss was $1.0 million or $0.04 per diluted share, versus a net loss of $4.6 million or $0.19 per diluted share for the third quarter last year. $3.5 million or $0.15 per diluted share of the net loss in third quarter 2013 was due to an adjustment in the Company’s deferred tax asset.

At September 30, 2014, the Company had approximately $6.0 million of cash, cash equivalents, and investments in certificates of deposit, compared to $5.6 million at June 30, 2014.

Recent Corporate Highlights

  eMagin continued deliveries of microdisplay products in third quarter to 71 domestic and international customers and performed funded R&D contract services for 6 customers.
  The Company announced it has been selected for a number of new R&D contracts totaling $6.8 million over 30 months. The largest of these awards, a $6.45 million Defense-wide Manufacturing Science & Technology (DMST&T) contract, is for eMagin to develop ultra-high brightness, high resolution full color OLED microdisplays at low cost. A second award is to develop an advanced low power microdisplay backplane that performs with a 30% reduction in power consumption. These awards will increase R&D contract revenues in the coming quarters and boost our OLED technology leadership in ultra-high brightness OLEDs.
  The Company announced that it is developing an Immersive Head Mounted Display (“IHMD”) headset.  This IHMD incorporates eMagin’s latest high-resolution OLED microdisplays and patented optics and enables a paradigm shift in the look, performance, weight, and size of Virtual Reality (“VR”) HMDs.   The OLED microdisplay is the fundamental reason that eMagin’s IHMD is half the weight and size of its VR HMD counter parts.  The field of view (“FOV”) of the IHMD exceeds one hundred degrees and can have resolutions ranging from one megapixel per eye (“MP/eye”) to four MP/eye.
  In July, we installed new equipment with the capability to produce prototype high resolution ultra-high brightness OLED microdisplays. We fabricated a WUXGA ultra-high brightness (~7,000 nits) full color display with 9.6 micron pixel pitch. We believe this display has the highest brightness of any OLED display of any size or resolution ever demonstrated. Customers who saw this microdisplay were highly impressed and we already have orders for prototypes which will be delivered in Q1 2015.
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    Sample displays using our high brightness XLS and XLT technologies were delivered and are being added to the system architecture for both commercial and military applications. As a result of further R&D efforts, the lifetime of our high brightness OLED XLS technology was improved by about 25 percent. The full qualification of these displays is expected to be completed in the first quarter of 2015. The increasing interest in our high brightness displays confirms that these displays offer advantages for applications that use low efficiency optical systems or must provide augmented reality in the daytime such as avionics and commercial data glasses applications.
    eMagin’s R&D team has completed the qualification of a new seal structure that can increase the overall yield and reliability of the Company’s products.  The new seal is already being phased into production for certain display types. We expect to expand this improved process to all display types over time.
    eMagin completed production qualification of its new DSVGA display in the second quarter and began deliveries in third quarter to two lead customers. This display is targeted for the replacement of the long running SVGA+ product and will provide significant improvements because of its digital technology.
    First samples of the SXGA096 product should be available in the fourth quarter. The SXGA096 will provide eMagin’s customers with the resolution of an SXGA display but with a smaller form factor and lower cost than larger pixel SXGA displays.
    During the quarter we also received two major follow on orders from two different long standing customers which will have significant deliveries continuing into 2015.

  Outlook

  Based on current and forecasted market conditions, expected orders and current backlog, eMagin reaffirms its previous guidance that the last three quarters of 2014 are expected to have higher average revenue than Q1 2014.

  Conference Call Information

  Full results will be published in the Company's 10-Q report for the third quarter ended September 30, 2014, expected to be filed by November 14, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through December 12, 2014. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

  About eMagin Corporation

  A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

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  Forward-Looking Statements

  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

  Non-GAAP Financial Measures

  To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

  Contact:

  Paul Campbell, CFO, 845-838-7931, 425-284-5220, pcampbell@emagin.com

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  eMAGIN CORPORATION

  CONDENSED CONSOLIDATED BALANCE SHEETS

  (In thousands, except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,711	$4,032
Investments	1,250	6,250
Accounts receivable, net	4,407	4,319
Inventories, net	5,529	3,434
Prepaid expenses and other current assets	907	745
Total current assets	16,804	18,780
Long-term investments	—	750
Equipment, furniture and leasehold improvements, net	9,281	9,119
Other assets	395	27
Total assets	$26,480	$28,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,278	$1,470
Accrued expenses	2,251	2,812
Other current liabilities	624	395
Total current liabilities	4,153	4,677

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2014 and December 31, 2013	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 25,022,875 shares as of September 30, 2014 and 23,928,619 as of December 31, 2013	25	24
Additional paid-in capital	228,080	226,051
Accumulated deficit	(205,278)	(201,576)
Treasury stock, 162,066 shares as of September 30, 2014 and December 31, 2013	(500)	(500)
Total shareholders’ equity	22,327	23,999
Total liabilities and shareholders’ equity	$26,480	$28,676

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   eMAGIN CORPORATION

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

  (In thousands, except share and per share data)

  (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:

Product	$5,170	$5,770	$18,385	$20,671
Contract	529	559	609	1,189
Total revenue, net	5,699	6,329	18,994	21,860

Cost of goods sold:

Product	3,645	3,848	12,814	12,821
Contract	309	256	335	672
Total cost of goods sold	3,954	4,104	13,149	13,493

Gross profit	1,745	2,225	5,845	8,367

Operating expenses:

Research and development	957	1,239	3,665	3,882
Selling, general and administrative	1,819	2,041	5,869	6,358
Total operating expenses	2,776	3,280	9,534	10,240

(Loss) income from operations	(1,031)	(1,055)	(3,689)	(1,873)

Other income (expense):
Interest expense, net	(11)	(11)	(32)	(32)
Other income, net	6	9	20	45
Total other income (expense), net	(5)	(2)	(12)	13
(Loss) income before provision for income taxes	(1,036)	(1,057)	(3,701)	(1,860)
Provision for income taxes	—	3,502	—	3,502

Net (loss) income	$(1,036)	$(4,559)	$(3,701)	$(5,362)

(Loss) income per share, basic	$(0.04)	$(0.19)	$(0.15)	$(0.23)
(Loss) income per share, diluted	$(0.04)	$(0.19)	$(0.15)	$(0.23)

Weighted average number of shares outstanding:

Basic	24,842,945	23,718,106	24,187,285	23,610,531
Diluted	24,842,945	23,718,106	24,187,285	23,610,531

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Non-GAAP Information

	Three Months Ended		Nine Months Ended
	September 30,		S eptember 30,
	2014	2013	2014	2013

Net loss	$(1,036)	$(4,559)	$(3,701)	$(5,362)
Litigation expense	—	—	116	—
Adjusted net loss	(1,036)	(4,559)	(3,585)	(5,362)
Non-cash compensation	234	568	884	1,645
Depreciation and amortization expense	325	231	863	656
Interest expense	11	11	32	32
Provision for income taxes	—	3,502	—	3,502
Adjusted EBITDA	$(466)	$(247)	$(1,806)	$473